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                                                                     EXHIBIT 4.1

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

     This Amendment No. 1 to Rights Agreement (this "Amendment"), effective as of June 30, 2006 is between UnionBancorp, Inc., a Delaware corporation (the "Company"), and Computershare Investor Services, LLC, as rights agent (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of August 5, 1996 (the "Rights Agreement");

     WHEREAS, Section 27 of the Rights Agreement provides that, the Company may from time to time supplement or amend the Rights Agreement without the approval of any holders of Rights;

     WHEREAS, the Company and Centrue Financial Corporation, a Delaware corporation ("Centrue"), expect to enter into an Agreement and Plan of Merger dated as of June 30, 2006, as may be amended and supplemented from time to time (the "Merger Agreement") pursuant to which, among other things, Centrue will merge with and into the Company (the "Merger") and each outstanding share of Common Stock of Centrue will be converted into the right to receive 1.2 shares of Company Common Stock, upon surrender of the certificate or certificates representing such share of Centrue Common Stock, upon the terms and subject to the conditions of the Merger Agreement;

     WHEREAS, as an inducement to and condition of Centrue's willingness to enter into the Merger Agreement, the Company intends to enter into a Voting Agreement, dated as of June 30, 2006, as may be amended and supplemented from time to time (the "UnionBancorp Voting Agreement"), between the Company, Centrue and certain principal stockholders of the Company;

     WHEREAS, pursuant to a resolution duly adopted on June 30, 2006, the Board of Directors of the Company has authorized the amendment of the Rights Agreement to exempt the Merger, the Merger Agreement, the UnionBancorp Voting Agreement and the other transactions specifically contemplated thereby from the application of the Rights Agreement; and

     WHEREAS, the Board of Directors of the Company has determined that such amendment is desirable and is consistent with the objectives of the Board of Directors in connection with the original adoption of the Rights Agreement.

     NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. Amendment to the definition of Acquiring Person. The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby amended by adding the following new paragraph to the end thereof:

     "Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, none of Centrue nor any party (individually or collectively) to the

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UnionBancorp Voting Agreement, shall be deemed to be an Acquiring Person solely by reason of: (i) the approval, execution or delivery of the Merger Agreement;
(ii) the approval, execution or delivery of the UnionBancorp Voting Agreement;
(iii) the consummation of the transactions specifically contemplated thereby, each upon the terms and subject to the conditions of the Merger Agreement and the UnionBancorp Voting Agreement."

     2. Amendment to Section 1. Section 1 of the Rights Agreement is hereby amended by adding the following definitions:

     "Centrue" shall mean Centrue Financial Corporation, a Delaware Corporation.

     "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of June 30, 2006, as may be amended and supplemented from time to time, between Centrue and the Company."

     "UnionBancorp Voting Agreement" shall mean the Voting Agreement, dated as of June 30, 2006, as may be amended and supplemented from time to time, between Centrue, the Company and certain principal stockholders of the Company."

     3. Effective Date. This Amendment become effective as of the date first written above but such effectiveness shall be contingent upon the execution and delivery of the Merger Agreement and the UnionBancorp Voting Agreement by the Company.

     4. Effect of Amendment. Except as expressly provided herein, the Rights Agreement shall be and remain in full force and effect.

     5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely in that State.

     6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     7. Capitalized Terms. Capitalized terms used in this Amendment and not defined herein shall have the meanings assigned thereto in the Rights Agreement.

                  [Remainder of Page Intentionally Left Blank]

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date set forth above.

                                    UNIONBANCORP, INC.


                                    By: /s/ Scott A. Yeoman
                                        ----------------------------------------
                                    Name: Scott A. Yeoman
                                    Title: President and Chief Executive Officer


                                    COMPUTERSHARE INVESTOR SERVICES, LLC


                                    By: /s/ Blanche Hurt
                                        ----------------------------------------
                                    Name: Blanche Hurt
                                    Title: General Counsel and Secretary